EXHIBIT 10.2

Form of Stock Option Grant Letter for Non-Employee Directors

[Date of Grant]

[Name]

[Address]

[City, State Zip]

Dear [Optionee],

I am pleased to advise you that PLC Systems Inc. (the “Company”) has, on this date, pursuant to its 2005 Stock Incentive Plan (the “Plan”), awarded you a nonstatutory stock option to purchase                      shares of the Common Stock, no par value per share, of the Company at a price of $       per share.

In addition to the terms of the Plan, the following terms and conditions are applicable with respect to this option, and your signature below shall constitute your acknowledgement and acceptance of same:

1.                                       This option will become exercisable (“vest”) as to [                        ][, provided that any unvested shares shall become immediately exercisable upon termination of your service as a Director of the Company for any reason other than related to your willful misconduct or willful failure to perform your responsibilities as a Director of the Company, as determined by the Company, which determination shall be conclusive].  Note: The preceding clause may be inserted at the discretion of the Company’s Board of Directors.  The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the expiration date or the termination of this option under Section 2 hereof or the Plan.

2.                                       This option is subject to the following exercise terms:

(a)                                  Should your service as a Director of the Company terminate for any reason other than death or disability (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)), all unexercised options shall terminate ninety (90) days after the date of such termination (but in no event after [five (5)/ten (10)] years from the date of grant); provided, however, that (i) if, as of the date of such termination for any reason other than death or disability, you have been a Director of the Company continuously for at least the five (5) years prior to such date, then all of your unexercised options shall instead terminate three (3) years after the date of such termination (but in no event after [five (5)/ten (10)] years from the date of grant), and (ii) this option shall be exercisable only to the extent that you were entitled to exercise this option on the date of such termination.

(b)                                 In the event your service as a Director of the Company terminates as a result of your death, the outstanding options exercisable by you at the date of your death may be exercised by your estate until one (1) year from the date of your death (but in no event after [five (5)/ten (10)] years from the date of grant), provided that this option shall be exercisable only to the extent that this option was exercisable by you on the date of your death.

(c)                                  In the event your service as a Director of the Company terminates as a result of your disability (as defined in the Code), the outstanding options exercisable by you at the date of such termination may be exercised until one (1) year from the date of such termination (but in no event after [five (5)/ten (10)] years from the date of grant), provided that this option shall be exercisable only to the extent that this option was exercisable by you on the date of your disability.

3.                                       This option may be exercised in whole or in part from time to time; provided, however, that an option may not be exercised as to less than 100 shares at any one time unless it is being exercised in full and the balance of the shares subject to the option is less than 100.  Each election to exercise this option shall be in writing, signed by you, and received by the Company at its principal office, accompanied by this letter, and payment in full in the manner provided in the Plan.

4.                                       The shares of Common Stock underlying this option and the exercise price therefor shall be equitably adjusted from time to time for stock splits, reverse splits, stock dividends and reclassifications of shares in accordance with the Plan.

5.                                       [In the event of a Reorganization Event (as defined in the Plan), the Company shall give prior notice of such an event to you, and you may exercise up to 100% of this option as of a time specified in such notice.  If you do not exercise the option prior to the consummation of the Reorganization Event, all unexercised portions of this option shall terminate and be of no further force or effect.]  Note: The preceding clause may be inserted at the discretion of the Company’s Board of Directors.

6.                                       No shares will be issued pursuant to the exercise of this option unless and until you pay to the Company, or make provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

7.                                       This option may not be sold, assigned, transferred, pledged or otherwise encumbered by you, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during your lifetime, this option shall be exercisable only by you.

8.                                       Unless earlier terminated, this option will expire [five (5)/ten (10)] years from the date of grant.

9.                                       This option is subject to the provisions of the Plan, a copy of which is furnished to you with this option.

When you wish to exercise this stock option, please refer to the provisions of this letter and the Plan and then correspond in writing with the Chief Financial Officer of the Company. Further, please indicate your acknowledgment and acceptance of this option by signing the enclosed copy of this letter and returning it to the undersigned or                            within 30 days of your receipt of this grant.

Sincerely,

Mark R. Tauscher,
President and Chief Executive Officer

ACKNOWLEDGEMENT AND CONSENT:

Optionee